Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2009 FIRST QUARTER RESULTS

•	New York City taxi medallion prices reach $763,000, a record high

•	Senior management to complete purchases of TAXI shares within the next 20 days

•	$0.19 per share dividend declared

NEW YORK, N.Y. — May 8, 2009 — Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that net increase in net assets resulting from operations, was $1,889,000 or $0.11 per diluted common share in the 2009 first quarter, down from $3,921,000 or $0.22 per diluted common share in the 2008 first quarter. Net investment income after income taxes was $1,909,000, or $0.11 per share in the quarter, down from $3,397,000 or $0.19 per share in the year ago period. Net investment income after income taxes on a combined basis with Medallion Bank was $5,761,000, or $0.33 per share, up from $5,035,000, or $0.28 per share in the respective period.

Medallion’s on balance sheet taxicab medallion loan portfolio was $400,000,000 at the end of the 2009 first quarter, down from $476,000,000 at the end of the 2008 first

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Medallion Financial Corp. Announces 2009 First Quarter Results – p. 2

quarter. The decrease resulted from our ability to participate these high-quality loans to other financial institutions which desire safe and profitable loan growth, and which enables Medallion to earn a servicing fee for managing the loans. Our on balance sheet commercial loan portfolio was $91,000,000, down from $93,000,000, a year ago.

Medallion’s managed taxicab medallion loan portfolio, which includes Medallion Bank, our unconsolidated wholly-owned portfolio investment, and loans serviced for or by third parties, was $585,000,000, down from $587,000,000, a year ago. Our managed commercial loan portfolio was $166,000,000, down from $167,000,000, a year ago.

In addition, Medallion Bank’s consumer loan portfolio increased to $193,000,000, up from $150,000,000, a year ago. Total assets under management increased to $1,069,000,000, up from $1,024,000,000, a year ago.

Andrew Murstein, President of Medallion stated, “We are very pleased with our continuing trends of increased spreads. During this quarter, New York City and Chicago medallion prices also continued to rise. The industry has never been stronger.”

Larry Hall, CFO, stated, “The weighted average interest rate on our managed loan portfolio at the end of the 2009 first quarter was 9.42%, compared to 9.28% a year ago, very solid performance given the current declining interest rate environment.

“Medallion Bank, which has a low cost of funds, continues to fund much of our growth. Our weighted average cost of borrowed funds dropped to 4.16% in the quarter, down from 5.54% a year ago, and was 4.06% on a managed basis, combined with Medallion Bank, compared to 5.36% a year ago. As a result, our net interest margin, was 4.30%, down from 4.48% in the 2008 quarter which included 0.84% more of interest recoveries and other items than the 2009 quarter,” Mr. Hall said.

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Medallion Financial Corp. Announces 2009 First Quarter Results – p. 3

“We had zero interest recoveries in this quarter compared to $1,262,000 last year which is one of the primary reasons why last year’s earnings were higher. Interest recoveries are not predictable and thus can fluctuate from time to time,” Mr. Hall said.

“In addition, Medallion Bank’s current average cost of funds on their CD’s at the end of the month was 3.69%. However, new CD’s issued during the month averaged 0.93%. Thus, as the CD’s continue to expire and are replaced, spreads should increase,” Mr. Hall added.

“Our loan quality, which is one of the hallmarks of Medallion, remains strong. While delinquencies increased during the quarter, they are still quite low and well within our historical ranges. On a managed basis, including Medallion Bank, delinquent medallion loans 90 days or more past due remained at 0.3%, the same as last year. Delinquent consumer loans were 0.6%, up from 0.5% from one year ago. Delinquent commercial loans were 9.2%, up from 0.4%, one year ago. On a combined basis, the delinquency totals were 2.2%, up from 0.4%, one year ago.”

The Company also previously announced that senior management, including the Company’s Chairman and CEO, President, Chief Operating Officer, and Chief Financial Officer, will purchase common stock of Medallion Financial through either the exercise of stock options or open market purchases in amounts equal to 20% of their annual incentive compensation. Such purchases commenced in March 2009, and will be completed by June 2009.

The Company also announced that its Board of Directors declared a dividend of $0.19 per share on its common stock for the 2009 first quarter. The dividend is payable on June 9, 2009 to shareholders of record on May 22, 2009.

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Medallion Financial Corp. Announces 2009 First Quarter Results – p. 4

Since the Company’s initial public offering in 1996, the Company has paid out over $135,000,000 in dividends, or $8.72 per share.

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services other commercial loans in targeted niche industries and its wholly owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2008 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2009	2008
Total investment income	$10,734	$14,444
Total interest expense	4,645	7,203

Net interest income	6,089	7,241

Total noninterest income	699	803

Salaries and benefits	3,114	2,627
Professional fees	403	368
Occupancy expense	293	343
Other operating expenses	1,069	1,309

Total operating expenses	4,879	4,647

Net investment income before income taxes	1,909	3,397
Income tax (provision) benefit	—	—

Net investment income after income taxes	1,909	3,397

Net realized gains (losses) on investments	(364)	1,147

Net change in unrealized appreciation (depreciation) on investments	867	(218)
Net change in unrealized depreciation on Medallion Bank and other controlled subsidiaries	(523)	(405)

Net unrealized appreciation (depreciation) on investments	344	(623)

Net realized/unrealized gains (losses) on investments	(20)	524

Net increase in net assets resulting from operations	$1,889	$3,921

Net investment income after income taxes per common share
Basic	$0.11	$0.19
Diluted	0.11	0.19

Net increase in net assets resulting from operations per common share
Basic	$0.11	$0.22
Diluted	0.11	0.22

Dividends declared per share	$0.19	$0.19

Weighted average common shares outstanding
Basic	17,555,799	17,492,879
Diluted	17,649,531	17,729,434

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	UNAUDITED March 31, 2009	December 31, 2008
Assets
Medallion loans, at fair value	$399,604	$402,964
Commercial loans, at fair value	90,671	89,611
Investment in Medallion Bank and other controlled subsidiaries, at fair value	76,010	74,750
Investment securities, at fair value	—	—
Equity investments, at fair value	2,793	3,272

Net investments ($318,031 at March 31, 2009 and $347,517 at December 31, 2008 pledged as collateral under borrowing arrangements)	569,078	570,597

Cash and cash equivalents ($0 at March 31, 2009 and December 31, 2008 restricted as to use by lender)	24,104	32,075
Accrued interest receivable	2,156	2,149
Fixed assets, net	352	411
Goodwill, net	5,069	5,008
Other assets, net	39,877	36,445

Total assets	$640,636	$646,685

Liabilities
Accounts payable and accrued expenses	$5,798	$7,074
Accrued interest payable	778	2,015
Funds borrowed	460,411	462,650

Total liabilities	466,987	471,739

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	173,649	174,946

Total liabilities and shareholders’ equity	$640,636	$646,685

Number of common shares outstanding	17,565,771	17,549,224
Net asset value per share	$9.89	$9.97

Total managed loans	$938,292	$945,294
Total managed assets	1,069,153	1,075,509